Exhibit 99.1

PQ HOLDINGS INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED PARENT COMPANY BALANCE SHEETS

(in thousands)

	December 31,
	2012	2011
ASSETS
Total current assets	$—	$—

Investments in subsidiaries	111,660	111,628

Total assets	$111,660	$111,628

LIABILITIES
Total current liabilities	$—	$—

Total liabilities	—	—

STOCKHOLDERS’ EQUITY
Common stock, Class A ($0.01 par); authorized shares 150,000,000; issued shares 680,678; outstanding shares 680,678 and 680,678 on December 31, 2012 and 2011, respectively	7	7
Common stock, Class B ($0.01 par); authorized shares 30,000,000; issued shares 5,100,795; outstanding shares 5,094,295 and 5,094,295 on December 31, 2012 and 2011, respectively	51	51
Additional paid-in capital	458,807	458,807
Accumulated deficit	(293,627)	(298,811)
Treasury stock, at cost; shares 0 (Class A), 6,500 (Class B) and 0 (Class A), 6,500 (Class B) as of December 31, 2012 and 2011, respectively	(731)	(731)
Accumulated other comprehensive loss	(52,847)	(47,695)

Total PQ Holdings Inc. stockholders’ equity	111,660	111,628

Total liabilities and stockholders’ equity	$111,660	$111,628

See accompanying notes to condensed financial statements.

PQ HOLDINGS INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Twelve months ended December 31,
	2012	2011	2010
Stock-based compensation expense	$—	$303	$913

Equity in income (loss) of subsidiaries	5,184	(65,055)	12,446

Net income (loss)	5,184	(65,358)	11,533

Other comprehensive income (loss), net of tax:
Pension and postretirement benefits	(14,766)	(15,672)	(4,088)
Net gain from hedging activities	7,366	13,126	8,201
Foreign currency translation	2,248	(25,097)	16,259

Total other comprehensive income (loss)	(5,152)	(27,643)	20,372

Comprehensive income (loss)	$32	$(93,001)	$31,905

See accompanying notes to condensed financial statements.

PQ HOLDINGS INC. AND SUBSIDIARIES

SCHEDULE I - CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS

(in thousands)

	Twelve months ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$5,184	$(65,358)	$11,533
Adjustments to reconcile net income to net cash used in operating activities:
Equity in net income from subsidiaries	(5,184)	65,055	(12,446)
Stock-based compensation	—	303	913

Net cash provided by operating activities	—	—	—

Cash flows from investing activities:

Net cash used in investing activities	—	—	—

Cash flows from financing activities:

Net cash used in financing activities	—	—	—

Effect of exchange rate changes on cash	—	—	—

Net change in cash and cash equivalents	—	—	—

Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

See accompanying notes to condensed financial statements.

PQ HOLDINGS INC. AND SUBSIDIARIES

CONDENSED NOTES TO SCHEDULE I

1. Basis of Presentation:

PQ Holdings Inc. is a holding company that conducts substantially all of its business operations through its wholly owned subsidiary, PQ Corporation. As specified in certain of PQ Corporation’s debt agreements, there are restrictions, subject to certain baskets, on the ability of PQ Corporation to make payments to its stockholder, PQ Holdings, Inc., on behalf of its equity interests (refer to Note 13 to our Consolidated Financial Statements entitled “Long-term Debt”). Accordingly, these condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, PQ Holdings Inc.’s investment in its consolidated subsidiary is presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with PQ Holdings Inc.’s audited Consolidated Financial Statements included elsewhere herein.

2. Restricted Net Assets:

Schedule I of Article 5-04 of Regulation S-X requires that the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

3. Stock-Based Compensation:

Refer to Note 18 of the notes to audited consolidated financial statements in this Registration Statement for a description of Stock-Based Compensation.

4. Common Stock:

Refer to Note 19 of the notes to audited consolidated financial statements in this Registration Statement for a description of Common Stock.

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